Exhibit 16.1

March 26, 2009

Securities and Exchange Commission
100 F Street, N. E.
Washington, D. C. 20549

Re:	File No. 000-20175
Nyer Medical Group, Inc.

Ladies and Gentlemen:

We have read the statements that we understand Nyer Medical Group, Inc. will include under Item 4 of the Form 8-K/A report it will file regarding the recent change of auditors.  We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.

Yours truly,

/s/ Sweeney, Matz & Co, LLC
Sweeney, Matz & Co, LLC (formerly Sweeney, Gates & Co.)